                                                                   June 10, 1997

Copelco Capital Funding Corp. X
East Gate Drive
Mount Laurel, New Jersey 08054-5400


                  Re:      Copelco Capital Funding Corp. X
                              (File No. 333-23679)

Ladies and Gentlemen:

     We have acted as special counsel for Copelco Capital Funding Corp. X, a Delaware corporation (the "Issuer"), in connection with the preparation of the Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission contemporaneously herewith under the Securities Act of 1933, as amended (the "Act"), which Registration Statement includes a Prospectus (the "Prospectus") for the registration under the Act of Class A-1 Lease-Backed Notes, Series 1997-A, Class A-2 Lease-Backed Notes, Series 1997-A, Class A-3 Lease-Backed Notes, Series 1997-A, Class A-4 Lease-Backed Notes, Series 1997-A and Class B Lease-Backed Notes, Series 1997-A (the "Offered Notes") to be issued pursuant the Indenture dated on or about May 1, 1997 ("Indenture") between the Issuer and Manufacturers and Traders Trust Company, as Indenture Trustee (substantially in the form filed as an Exhibit to the Registration Statement).

     In that regard, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

     The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and to general equity principles.

     We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by Federal law or the laws of the State of New York or the Delaware General Corporate Law. All opinions expressed herein are based on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

     Based upon the foregoing, we are of the opinion that when the Indenture has been duly authorized by the Indenture Trustee and duly executed and delivered by the Indenture Trustee and when the Offered Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and issued and sold as contemplated in the Registration Statement and the Prospectus, as amended or supplemented, delivered pursuant to Section 5 of the Act in connection therewith, such Offered Notes will be legally and validly issued and the holders of such Offered Notes will be entitled to the benefits of such Indenture.

     This opinion is furnished by us as counsel to the Issuer and is solely for the benefit of the addressee hereof. It may not be relied upon by any other person or for any other purpose without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not concede that we are experts within the meaning of the Act or the rules and regulations therewith, or that this consent is required by Section 7 of the Act.


                                               Very truly yours,

                                               /s/ Dewey Ballantine
                                               --------------------
                                               Dewey Ballantine


                                        2